Exhibit 99.1

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
“BEACON SOLUTIONS”
Second Quarter Conference Call
May 14, 2009
11:00 am ET

Operator: Moderator:

Gentlemen you are live.

Good morning and welcome to the Beacon Solutions Second Quarter conference call. All participants will be in listen only mode during this call. A question and answer session will follow the formal presentation. Questions can be submitted before and during the call via email at investors@askbeacon.com.

Joining us on the call and in the room today we have Bruce Widener, Chairman and CEO, Rick Mills, President; Ken Kerr, Chief Operating Officer and Robert Mohr, Chief Accounting Officer of Beacon Solutions.

Before we begin, please be advised that certain matters discussed on this call will include forward looking statements regarding among other things, future operating results.

Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward looking statements, as result of various factors.

Such factors have been set forth in the company’s most recent report on Form 10-K, that’s filed with the Securities and Exchange Commission.

In accordance with (Reg FD), this call is being made available to the public. A Webcast replay and transcript will be available on the investor relations section of the company’s Web site at www.askbeacon.com later today and will remain available until the next quarterly results call.

It is now my pleasure to introduce your host Mr. Bruce Widener, Chairman and CEO of Beacon Solutions.

Bruce Widener:

Thank you and good morning. I’d like to welcome everyone to the call, and thank you for joining us today. This has been a very exciting quarter for our company.

We recently announced a series of new multi-year contracts, with some of the largest companies in the world, and have now begun to realize the related revenue.

As a result, our fiscal Q2 2009 revenues was up 45% compared to the came period last year. With fiscal Q3 revenue now tracking to exceed fiscal Q2 by 50%, I can say with a high degree of confidence that this is just the beginning.

Those who know me will confirm that I don’t make these types of statements lightly. I can speak with confidence, because of the size and scope of our existing contracts and new business pipeline.

In some cases, we don’t actually begin to commence work on a project until up to six months after we have executed the contract.

So in the second quarter, we began to recognize recurring revenue from contracts that we executed three to six months ago. And now, have a significant and rapidly growing list of new contracts in the pipeline.

So let’s talk about why this is happening, and why our revenue increased 45% during the time when many companies were struggling just to survive.

We believe there are three key reasons. Number one, we are doing something very unique in the (Layer 1) infrastructure management business.

Referring to the open system inner-connection or OSI model, (Layer 1) is the physical network layer. The layer that actual - or actual cables and connections reside upon, which all network activity depends.

This physical network has been overlooked for years, because the user community really wasn’t demanding very much from it.

Our enterprise customers were for the most part just running email, ERP systems and surfing the Web.

But today, they’re running voice, video, conferencing, security systems, building automation and more all on the same network.

Today more than ever, the (Layer 1) network infrastructure is mission critical. And if it’s not properly engineered, managed and serviced all the technology with an enterprise can be severely compromised. And in some extreme cases, cease to function all together.

So to be clear, Beacon serves all seven layers of the (LS) mile - model - OSI model from IT infrastructure design and management to voice, data and security integration and application development.

So to re-state the first point, Beacon is unique. What makes Beacon unique is how we’re emerging as the market leader in the design implementation and outsource management of (Layer 1) network infrastructure at the enterprise level.

Which leads me to number two, the economy. The global economic landscape changed last year, and Beacon was at the right place at the right time, to capitalize on the resulting shift in strategies and priorities.

Companies of all shapes and sizes have become focused on cost containment and efficiency more than ever before. By outsourcing network infrastructure design, implementation and on-going management to Beacon, our enterprise customers can reduce their IT infrastructure expenditures by up to 30% or more.

On December of 2008, we signed and announced the three year infrastructure management contract with one of the largest pharmaceutical and health products companies in the world.

We started the implementation process of this contract in January this year, and just now began realizing revenue in March.

This contract was the first of several that we have begun pursuing throughout 2008, some of which have since been announced.

There are others in the pipeline that we look forward to announcing in the coming weeks and months.

We begun to thrive during this economic down turn, and when the economy recovers, we intend to be fully entrenched within many enterprise customers, and positioned to expand our revenue opportunities exponentially.

Now let’s move on to number three. And this is probably most important - our team. Beacon currently employs over 80 people and has recruited over 30 Beach-certified contractors that I believe represent some of the best and brightest IT and telecom professionals in the industry today.

From our administrative personnel to our field technicians, our network designers and engineers, we’re very proud of our entire team. And they’ve done an exceptional job this quarter.

In addition, our executive team Board of Directors have significant experience in securing sales at the enterprise level, and in building large public and private companies.

So to summarize, the three key reasons for our current and projected growth, number one, our unique position in the market. Secondly, our ability to leverage the current state of the economy. And third, the strength and experience of our team.

And you’ll be hearing from each member of our executive team briefly on the call today. So at this point, I’d like to turn the call over to our Chief Accounting Officer, Robert Mohr, to discuss our operating results for fiscal Q2, which ended on March 31, 2009.

Robert Mohr:

Thank you Bruce. Good morning everybody. I’m going to briefly talk about our revenue, cost of goods sold and operating expenses. Then I’d like to address our balance sheet, liquidity and finally a word - a few words about equity financing.

Let’s talk about revenue. For the fiscal quarter, which ended on March 31, 2009, we had revenue of approximately $2.3 million, which represented an increase of approximately $700,000 over the prior year period.

As Bruce mentioned, it’s important to note that we didn’t begin recognizing revenue from our network infrastructure management service contracts until the last month of the second quarter.

We currently anticipate continued and significant growth in the coming quarters, as we recognize additional revenue from these existing contracts.

Moving to cost of revenue. Cost of goods sold, for the fiscal second quarter 2009, totaled approximately $767,000 and direct labor and related project expenses totaled $625,000, resulting in a gross profit of approximately $886,000 or 38% of revenue, which is an improvement of 21% over the prior year period.

As our projected revenue mix shifts towards higher margin engineering services and service components of our business, we anticipate that our gross margin will begin to normalize over the next few quarters at around 48 to 52% of sales.

Let me ask a question for you. All right Robert, what about operating expenses? Operating expenses during the - the quarter, including both cash and non-cash charges, totaled approximately $1.9 million.

Second quarter interest expense was $226,000, of which, $40,000 was non- cash. Non-cash charges related to preferred stock dividends and (deem) dividends totaled $233,000, resulting in a net loss of 10 cents per share for the fiscal second quarter compared to a net loss of 41 cents per share for the prior year period.

The result is a balance sheet structure with Beacon concluding the quarter at approximately $3 million in current assets, and approximately $9.9 million in total assets.

Total liabilities were $6.2 million, which included approximately $1.6 million in related (party) debt. We ended the period with positive stockholder’s equity of $3.7 million.

Regarding liquidity, subsequent to the end of the second quarter, we sold approximately $1.4 million restricted common units to accredited investors for $1.1 million.

In addition, one of our directors has provided a $1.8 million stand by equity financing facility, similar to two previous facilities that he has provided us in the past. To date, we have never used these facilities.

My final point regarding equity, I want to confirm that we intend to utilize equity financing judiciously.

Our recent funding has been through the issuance of restricted shares at the market price for our stock at the time of the offering, and the proceeds are being used to fund immediate growth, as we drive towards sustainable profitability this year. At this point, I’ll turn the call over to our Chief Operating Officer, Ken Kerr.

Kenneth Kerr:	Thank you Robert. Good morning everyone. On our last call, I talked about some of our internal systems and processes developed to ensure that we were positioned to executive and scale the business.

Effective consistent execution requires planning and solid operational support structures. I’m pleased to report that we have now begun to scale these with great success.

In particular, I’d like to focus for a moment on our (Layer 1) infrastructure management offering. This process is the result of a seven year internal development program.

It effectively centralizes control, tracking, documentation and implementation of all low voltage infrastructure activity within an organization.

By eliminating reliance upon un-related vendors and varying processes procedures and pricing for facility level infrastructure management, we can improve efficiency, and significantly reduce our customer’s network infrastructure costs.

We are now supporting over 90 enterprise facilities across North America. In the month of April alone, our volume of infrastructure-related service engagements increased over 100% from the prior month.

Our integrated account management teams, consisting of employees from our sales, engineering and technical operations departments are effectively working with the facilities managers at customer locations.

And we anticipate the volume will continue to accelerate in the coming months as we continue to develop and build these relationship.

As evidenced by new recently announced projects, we’re seeing an increased demand for network infrastructure services - both wired and wireless. And our engineering and technical operations departments are well positioned to handle the growth. With that, I’d like to thank you for you time. And will now turn the call over to our President, Rick Mills.

Rick Mills:

Thanks Ken. Morning everyone. I’d like to begin by summarizing some of our recent contract wins. And we’ll talk about the business drivers in today’s market place, Beacon - our expanding geographic coverage, and then finally some internal themes that we discuss with our employees whenever possible.

So, okay. In February, we announced that we had begun implementing our infrastructure management contract with one of the world’s largest pharmaceutical and health products company.

In addition, we announced a three phase voice over IP deployment for a leading regional hotel and casino operator.

In March, we announced that Beacon had awarded a master services agreement with a second global pharmaceutical company.

Then we followed that up with - in April, we announced that Beach had completed the implementation phase of a pharmaceutical company engagement and begun billing under the contract.

We also announced that Beacon had been awarded a network engineering project for one of the nations’ largest grocery chains.

And in addition, was chosen as the sub-contractor for the installation of all the (Layer 1) cabling in the new Louisville arena. That specific project will not begin until 2010.

So far in May, we’ve announced an additional engagement with a grocery chain for distribution centers.

Wireless network projects in California, New York and Ireland. And then additional design and installation projects in Arkansas, Florida, Michigan and Mexico.

So clearly, we’ve been busy. These major contract wins are - in addition, to the middle market opportunities that we pursue, win and execute every week and day. Finally, they’ve - they further validate our unique business models.

Everyone today on this call needs to remember that we are truly in the era of network convergence. Soon gigabyte to the desktop - that will be the norm.

And ultimately followed by even higher speeds as Ethernet and other network transport protocols evolve, become faster and more scalable.

All manner of these internal and external networks are converging into a single fabric, that the end user sees as his or her work space.

Because of this, our customers are changing their focus from the old paradigm. You know, the old paradigm was desktop, route switch and server (farm).

We have a new paradigm. The new paradigm is infrastructure, route switch and data center. Because of this shift in the paradigm, that will continue to drive our business.

You know, we’ve talked about it on the call. We - we’re seeing continued strong demand in the market. And we’re continuing to pursue significant new opportunities with enterprise level customers in both domestic and international markets.

As we land these new contracts, we’ll continue to expand our geographic presence. So on that note, I’d like to take this opportunity to announce that we have expanded our physical presence, and we have Beacon permanent Beacon employees in some additional markets.

First Rochester, New York. Second the (Raritan), New Jersey area. We wanted to cover that New York New Jersey corridor. And then finally Lexington, Kentucky.

We expect to make additional market place announcement in the July August time frame as we anticipate further expansion on a geographic area.

Remember, today though, with our current dedicated team of employees and Beacon-certified contractors, we cover over 80% of the US market place right now.

Two other themes we wanted to convey today while we had the opportunity with everybody on the call. First and foremost, our philosophy of get out of the bunker and charge ahead.

When tough times hit, the image that comes to mind of many people is just let’s weather the storm. Our competitors have climbed into their bunker, closed the hatches, and frankly are just trying to get through these troubling times with as little damage as possible.

That really isn’t the optimal response. Now more than ever, it is time for us to face outward. Visit our customers, call on new customers, and be creative.

Secondly, here at Beacon, we have a daily insistence on improving productivity.

In a slow down, productivity typically tanks, and it leaves some people to conclude that this is an unavoidable fact of life. Well it isn’t.

Improving productivity during a down turn will put our company in an even stronger competitive position when things turn back up and the market place returns to normalcy.

This process must be engrained in all of our employees and every Beacon- certified contractor. Over time it will pay off impressively.

So, to sum it up, we must stay focused on delivering our core services, while improving productivity.

Our commitment to you - our shareholders is that we - we will continue to do just that. So that’s it Bruce. I’ll turn it back over to you sir.

Bruce Widener:

Okay Rick. Thank you. Well I’d just like to conclude and state again that we’re very pleased with our progress.

You know, IT network demands continue to increase. And enterprise customers continue seek improved efficiency and contain cost.

As a result, our unique approach to consolidated infrastructure management is beginning to change the way enterprise customers view and manage their networks.

It will take time and extraordinary effort, but we believe opportunity exists to become a dominant player in the global IT infrastructure market.

So let me end as always by thanking all of our shareholders, as well as all of our Beacon associates and team members in the United States, Europe and around the globe, for their continuing effort and commitment as we work together to transform Beacon into an internationally recognized brand in IT and telecom.

Moderator::

This concludes the presentation portion of today’s call. Management will now respond to questions that have been submitted via email.

We have been monitoring email throughout the call. We’ll continue to accept questions over the next several minutes.

If you have a question, you can continue to submit it. Submit it now at investors@askbeacon.com - investors@askbeacon.com.

All right. First question is from Patrick Murphy - Murphy Analytics. With regard to the guidance for fiscal 2010, does the $32.1 million to $47.5 million gross revenue range take into account potential project income, such as that announced on 5/8 with the Fortune 500 pharmaceutical company?

Or, is the guidance driven primarily by infrastructure management on-going service type contracts?

Rick Mills:

This is Rick Mills. I’ll take that one. And the answer is yes. Partially it does. And what we do is we look at the infrastructure management on-going service contracts.

We also factor in a certain percentage of project revenue, based upon a historical project win.

However, as continue to land contracts, it layers on top of what we’ve already announced.

Moderator:

Next question from Seth Potter, Senior VP at ICR. Seth has submitted a couple questions - a series of questions. We’ll - we’ll get to a couple of them.

First is gross profit margin declined to 38% from 46% last year an increase sequentially from 26.9% last quarter? What is driving the variability? And at what level do you expect margins to stabilize?

Robert Mohr:

I’ll take that one. This is Robert Mohr. As I mentioned in my commentary, primarily it was product mix that - that developed - that created the variability in our gross margin.

We expect as we add additional professional services - engineering services and other service, that as that piece of our business grow, that our margin will - will level out at around 48% to 52%.

Moderator:	Another question from Seth. Your absolute operating expenses remain relatively stable. Do you expect this to continue as your business grows?

Robert Mohr:	I’ll take that one as well. Robert Mohr again. We expect operating expenses to grow with revenue. However, there is a base level of fixed expenses, but it’s a relatively small piece of it.

Rick Mills:

This is Rick Mills. I also want to add one other thing. You know, our expenses - the operating expense is primarily driven by personnel. And as we add personnel - typically the reason we add personnel’s because we signed an engaged additional contracts. So - so that is - adds to the answer.

Moderator:

Okay. A next question. Reported revenue for the six month ending 3/31/09 are $4.1 million. And you mentioned in your Press Release the expectation of revenues during fiscal third quarter to be approximately 50% higher than the just reported quarter, which implies revenue of approximately $3.4 million.

Given your guidance for fiscal ’09, this implies revenue will increase by approximately another 100% from Q3. What - what’s driving this increase?

Rick Mills:

This is Rick Mills. I’ll take that. Again, we are continuing to scale fairly dramatically. As we finally engage upon a bunch of the contracts that we have previously announced, so we expect to continue to add this revenue on a quarter to quarter basis.

However, we always want to caution people, that, many times our work is subject to a couple of variables. Our ability to complete or engage the work is subject to a couple of variables.

Number one, it could be simply a construction issue, that could take a project - a construction project an extra month or two or three, if they run behind to get completed before - so that could push it off a quarter. Or, in some cases, it could bring it in a quarter. So you have construction-related issues.

Second issue is customer-related issues. At times, customers will postpone or ask you to move forward, depending upon their own internal schedules.

Kenneth Kerr:

And - and Rick, if I - if I can add to that. This is Ken Kerr. One - one thing that we’re also seeing is - more and more, our customers are starting to involve us more and more in - in - as a partner within their organization, and embracing us more as a partner.

Therefore, they’re - they’re getting us more involved in their planning and their budgeting processes. And, that’s going to open up more and more opportunities for us. So, that - that’s very very positive for us.

Moderator:

Next question is - is similar from Dr. (John Fassel). Beacon is succeeding as evidenced by the recent string of contracts and upgraded contracts. But what degree will this added business revenue and implications impact the projections that were announced in the February conference call?

Referring specifically to 2010 revenue growth coming in line between 32 and $47 million? Operating income between 3.1 and 4.6?

Rick Mills:

This is Rick again. I’ll address that. I really tried to address some of that earlier. And we have factored in some of those contract wins because they were already in the pipeline etc.

However, we are continuing discussions with our enterprise level customers, and do expect wins over the coming months.

Moderator:	Next question. Your 10-Q noted the description of stock options and three year contracts for management. Why were these implemented now?

Bruce Widener:

This is Bruce. I’ll take that. The, you know, the Board felt it was important to lock management and the management team into long-term contracts, and align the interest with those of our shareholders.

We wanted to do this sooner rather than later, as we expect significant growth over the next several quarters. Just a note, the options vest over three years, and they were priced at the market price for our stock.

Moderator:	Next question from Austin Mills. What - what are your projections for EPS estimates in 2010, after factoring in expected dilution from stock options?

Robert Mohr:

I’ll take that one. This is Robert Mohr. We projected our capital structure when developing our guidance, given the state of the debt and equity markets. And we’re comfortable with the current earnings per share guidance.

Moderator:	Okay. Let’s see. Next question – from Gordon Miller. Are you having to low bid in order to get contracts?

Rick Mills:

This is Rick Mills. I’ll take that. The answer is that low bidding represents a very small percentage of our business. One thing that’s unique with us is that we have such a robust design, project management and engineering part of our business.

Typically when we work with a customer, they engage us in the whole project, not just pieces of it. So, there are times when we do go in and attempt to low bid a contract. But that’s generally really not what we do.

Moderator:	Next question - Ron Walker. Actually a couple of questions. We’ll take one or two of them. How do you solicit the business?

Rick Mills:

Really there’s three methodologies that we use to solicit business today. Number one is the best (form) you can have which is third-party referral. Today we have a tremendous amount of third-party referrals in the enterprise space.

Number two, the second, we talk to customers about impending events. Typically these impending events can be a year or two out. Construction of a new facility - those type of things.

So we’re engaged in that process with our design business, many times while the architect is doing their set of plans. So we’re often engaged up-front.

Number three, sales is like anything folks. You’ve got to be engaged. And we have an enterprise and a middle market space with two separate teams, that are engaged in calling on - on customers today. Really all throughout the US and - and internally.

Moderator:	A final question. You appear to be raising capital by selling equity. The question is why dilute? When does the dilution end?

Bruce Widener:

Well this is Bruce. First let’s be clear that equity funding that leads to immediate growth and positive earnings is really a good thing for a company.

You know, we’ve been financing the business mainly with equity. And the fact that we - we’ve been able to do this, you know, in a market such as this it’s been is pretty impressive.

Fully diluted, our equity capitalization is still under 40 million. In light of our revenue and earnings potential, we think that’s a very manageable share cap.

When we reach sustainable profitability, we would expect to be able to fund our growth primarily from internally generated cash flow, which will give us the opportunity to optimize our capital structure.

Moderator:	Okay. With that we’ll conclude the Beacon Solutions Second Quarter 2009 Results conference call. We appreciate your participation. You may now disconnect at this time. Thank you.

END